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                                  EXHIBIT 12.1

               Opinion of Manatt, Phelps & Phillips, LLP, regarding tax matters and consequences

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[LETTERHEAD]

January 28, 1997



Boards of Directors
Steadman American Industry Fund,
Steadman Investment Fund,
Steadman Technology and Growth Fund, and
Steadman Associated Fund
1730 K Street, N.W.
Washington, D.C. 20006

          RE:  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE
               MERGERS OF STEADMAN AMERICAN INDUSTRY FUND,
               STEADMAN INVESTMENT FUND, AND STEADMAN TECHNOLOGY
               AND GROWTH FUND WITH AND INTO STEADMAN ASSOCIATED
               FUND AND CERTAIN RELATED TRANSACTIONS
               ------------------------------------------------------------

Ladies and Gentlemen:

          In accordance with your request, we provide the following analysis and opinions relating to certain federal income tax consequences of the transactions whereby Steadman American Industry Fund ("SAIF"), Steadman Investment Fund ("SIF"), and Steadman Technology and Growth Fund ("STGF") will merge with and into Steadman Associated Fund. Steadman Associated Fund shall be the surviving entity in these transactions and will change its name to Steadman Security Trust. Although the aforementioned transactions involve three entity combinations, they are integrated transactions carried out pursuant to a common plan and will be referred to for convenience as the "Merger." Prior to the Merger, Steadman Security Trust will engage in a reverse stock split so that each five outstanding shares of Steadman Security Trust will become one share of Steadman Security Trust (the "reverse stock split").

          It is our understanding that the operative terms of the Merger and the reverse stock split are set forth in the Agreement and Plan of Merger dated as of January 28, 1997, by and among SAIF, SIF, STGF and Steadman Associated Fund and related documents (the "Agreement") and that certain proxy statement being filed by the parties to the Merger with the Securities and Exchange Commission in connection with the Merger on or about the date of this letter, including all attachments, exhibits and appendices thereto (the "Proxy Statement"). For purposes of this opinion letter, we assume that all the operative facts and all material transactions and agreements related to the Merger and the reverse stock split are and will be as described in the Agreement and


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Board of Directors
January 28, 1997
Page 2

the Proxy Statement. Our opinions are also based upon the facts set forth in certain written representations to us from SAIF, SIF, STGF and Steadman Associated Fund in a letter of even date herewith.


          The facts contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. One of our key assumptions for purposes of this letter is that the facts set forth in those documents are accurate now and at consummation of the Merger and the reverse stock split and are otherwise true, complete and correct. Any change or inaccuracy in such facts may adversely affect our opinions.

          We have acted as special counsel to SAIF, SIF, STGF and Steadman Associated Fund in connection with the Merger and the reverse stock split and are rendering these opinions at their request. In rendering these opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have not made any independent investigation in rendering these opinions other than as described herein, nor have we been requested to do so.

          Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof and currently applicable Treasury Regulations promulgated under the Code, published administrative positions of the Internal Revenue Service ("IRS") in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions.

          The opinions set forth herein have no binding effect on the IRS or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated.

          In the case of transactions as complex as the Merger and the reverse stock split, many federal, state, local and foreign income and other tax consequences may arise. We have been asked only to address the issues specifically set forth below concerning the material federal income tax effects of the Merger and the reverse stock split. No opinion is expressed regarding any other issues.

          This letter is being issued solely for the benefit of SAIF, SIF, STGF and Steadman Associated Fund and their current shareholders. It may not be relied upon by any other person without our prior written consent.


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Board of Directors
January 28, 1997
Page 3

          Subject to the foregoing, our opinions regarding the Merger and the reverse stock split are as follows:

          The reverse stock split will constitute a recapitalization of Steadman Associated Fund within the meaning of Section 368(a)(1)(E) of the Code. The exchange of shares of Steadman Associated Fund for other shares of Steadman Associated Fund in the reverse stock split will not cause the recognition of gain or loss to Steadman Associated Fund or its shareholders.

          The Merger will not qualify as a tax-deferred reorganization for federal income tax purposes under Section 368(a) of the Code. The Merger transaction will be treated for federal income tax purposes as if SAIF, SIF and STGF transferred all of their assets to Steadman Associated Fund in a taxable transaction, recognized all of the built-in gains and losses on those assets, and distributed Steadman Associated Fund shares to their respective shareholders in liquidation. See Revenue Ruling 69-6, 1969-1 C.B. 104. Capital loss and net operating loss carryovers of SAIF, SIF and STGF respectively may be utilized to offset any net gain of those entities recognized in the Merger. Steadman Associated Fund and its shareholders will not recognize any gain or loss as a result of the deemed asset sale and liquidation.

          The shareholders of SAIF, SIF and STGF will be deemed to have exchanged their SAIF, SIF and STGF shares for Steadman Associated Fund shares in a taxable transaction. Such shareholders will recognize gain or loss equal to the difference between their individual tax bases for the SAIF, SIF and STGF shares surrendered and the fair market value of the Steadman Associated Fund shares received. Such gain or loss will be capital for shareholders who hold their SAIF, SIF or STGF shares as capital assets and will be long term or short term gain or loss depending upon their individual holding periods for the shares surrendered.

          The loss carryforwards of Steadman Associated Fund will survive the Merger for use in the post-Merger period, but the loss carryforwards of SAIF, SIF and STGF will not. The Merger will not constitute an "ownership change" for Steadman Associated Fund within the meaning of Section 382 of the Code.

          We believe that the tax discussion in the Proxy Statement accurately sets forth the material federal income tax consequences of the Merger and the reverse stock split. We hereby consent to reference to this opinion letter in the Proxy Statement and the furnishing of a copy of this opinion letter to the Securities and Exchange Commission in connection with the Proxy Statement.



                              Very truly yours,

                              /s/ Manatt, Phelps & Phillips, LLP
                              Manatt, Phelps & Philips, LLP